Exhibit 99.1

Spherix Initiates Suit Against Uniden for Continued Infringement of Intellectual Property – Uniden Litigation Follows Spherix Previously Filed Complaint Against VTech for Infringement of its Suite of Patents in the Cordless Handset Arena.

TYSONS CORNER, VA--(Marketwired – September 9, 2013) - Spherix Incorporated (NASDAQ: SPEX) (“Spherix” or the “Company”) -- an intellectual property development company – announced today that it has filed a second suit on its cordless handset patents, suing Uniden Corporation (“Uniden”) for patent infringement in the Northern District of Texas.  The patents at issue in the litigation were recently acquired from Rockstar Consortium US LP, the successor to many important Nortel Networks (“Nortel”) patent assets and technology.

As stated in the complaint, Uniden is a Japanese company with cordless phone manufacturing facilities in China and Vietnam.  For Uniden’s fiscal year ending March 31, 2013, Uniden revenues from cordless phones in the U.S. alone were approximately $100 million. From 2007 to the present, Uniden’s estimated U.S. revenue from cordless phones believed to infringe one or more claims of one or more of the Spherix patents exceeds $785 million.  The lawsuit goes on to note that Uniden has stated that one of its key business goals is to “Dominate North American market with marketing power.”

The lawsuit filed by Spherix notes that Uniden’s goal of “dominance” follows the bankruptcy of Nortel, a North American company, that developed and patented the technology underlying many of the products on which Uniden’s goal apparently relies.  Specifically, the complaint notes that competitive pressure from China and other overseas locations as a contributing factor to Nortel’s unfortunate bankruptcy.  The Nortel bankruptcy is estimated to have resulted in more than 30,000 lost jobs in the U.S. and Canada.  The lawsuit comes on the heels of a similar action filed against V-Tech Communications, Inc., a Chinese cordless phone manufacturer with over $2.0 billion in U.S. cordless phone revenue.  Uniden, together with VTech, have approximately 75% of U.S. cordless phone market share.

“Spherix is committed to protecting intellectual property rights.  When intellectual property rights are infringed by foreign companies the damage that occurs extends beyond the cost of inventiveness of innovative companies like Nortel, but hurts employees and domestic industries.” said Harvey Kesner, Interim Chief Executive Officer of Spherix.  “The patents we acquired from Rockstar/Nortel are exceptional, having been cited before the USPTO as a basis to reject pending patent claims 81 times.  We are working with the former Nortel employees and inventors who created this technology to recover compensation for the inappropriate infringement by cordless phone manufacturers.  ”

About Spherix
Spherix Incorporated was launched in 1967 as a scientific research company. Spherix presently offers a diversified commercialization platform for protected technologies. Through association with Rockstar Consortium and the acquisition of several hundred patents developed by Hughes, Spherix intends to expand its activities in wireless communications and telecommunication including antenna technology, Wi-Fi, base station functionality, and cellular. No assurance can be given that the Company's patents or efforts seeking to license or enforce any patents will be successful, generate income or result in profits for the Company.

Forward Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Spherix Incorporated
Investor Relations
Phone: (703) 992-9325
Email: info@spherix.com